Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Surna Inc. 2017 Equity Incentive Plan of our report dated March 31, 2017, with respect to the consolidated financial statements of Surna, Inc., (which report expresses an unqualified opinion on the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ RBSM LLP
Larkspur, CA
August 3, 2017

New York, NY, Washington DC, San Francisco, CA, Las Vegas, NV Athens, GRE Beijing, CHN Mumbai and Pune IND

Member of ANTEA Alliance with affiliated offices worldwide